AMENDMENT

WHEREAS Sideware Systems Inc. and Sideware Corp. (jointly "Sideware") wish to enter into new agreements with their senior management team to assist Sideware in obtaining additional financing or locating merger partners; WHEREAS, the two-year change of control between Sideware and James L. Speros may be an impediment to such financing or mergers; WHEREAS the parties are amenable to modifying the "Change of Control Severance Agreement ("Severance Agreement") between them as well as any other agreements pertaining to Speros' employment ("Employment Agreements"); THEREFORE, for mutual consideration given on both sides, receipt of which is hereby acknowledged by the parties, it is agreed as follows:

 1. The annual salary due Speros under any Employment
    Agreements is hereby reduced to $170,000 and any definition of salary to the contrary are hereby deleted.

 2. The maximum cash payout to Speros in the event of termination without Cause or resignation for Justifiable Grounds (as such terms may be defined in the Employment Agreements) shall be: $170,000 plus any salary owed Speros up through the date of Termination plus any other payments required by law or pursuant to Sideware's employee policies such as unused but accrued vacation time, accrued but unpaid bonuses (if any), and unreimbursed expenses. Any cash payouts in excess of this paragraph in any of the employments Agreements are hereby superceded.

 3. In the event that any Sideware employee earns a salary greater than Speros, Speros shall automatically and immediately receive an increase in his salary to match that of such higher-paid employee to a maximum of $250,000 annually.

READ, UNDERSTOOD AND AGREED TO ON THIS 27TH DAY OF NOVEMBER, 2001
BY:

SIDEWARE SYSTEMS INC.
SIDEWARE CORP.                       JAMES L. SPEROS

/s/ Ken Thornton                     /s/ James L. Speros
Ken Thornton
Chairman